UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
         --------------------------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report (Date of earliest
                                event reported):
                                January 22, 2009


                             HEARTLAND EXPRESS, INC.
             (Exact name of registrant as specified in its charter)


                        Commission File Number - 0-15087


            NEVADA                                              93-0926999
(State of other Jurisdiction                               (IRS Employer ID No.)
        of Incorporation)

901 NORTH KANSAS AVE,  NORTH LIBERTY, IA                          52317
(Address of Principal Executive Offices)                        (Zip Code)


        Registrant's Telephone Number (including area code): 319-626-3600

Item 9.01. Financial Statements and Exhibits

     Exhibit 99.1 - Heartland Express, Inc. press release dated January 22, 2009 with respect to the Company's financial results for the quarter ended December 31, 2008.

Item 2.02. Results of Operations and Financial Condition.

     On January 22, 2009, Heartland Express, Inc. announced its financial results for the quarter ended December 31, 2008. The press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned thereunto duly authorized.

                                                     HEARTLAND EXPRESS, INC.

Date: January 22, 2009                               BY: /s/John P. Cosaert
                                                     JOHN P. COSAERT
                                                     Vice-President
                                                     Finance and Treasurer

                                Exhibit No. 99.1


Thursday, January  22, 2009, For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Fourth Quarter of 2008.

NORTH LIBERTY, IOWA - January 22, 2009 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter and year ended December 31, 2008. Operating revenues for the quarter decreased 7.0% to $142.0 million from $152.8 million in the fourth quarter of 2007. Net income increased 16.4% to $19.4 million from $16.6 million in the 2007 period. Earnings per share were $0.20 compared to $0.17 for the fourth quarter of 2007. Operating income for the quarter was favorably impacted approximately $6.1 million or $0.04 per share due to increased gains on disposal of property and equipment.

For the year ended December 31, 2008, operating revenues increased 5.7% to $625.6 from $591.9 million during the same period in 2007. Net income decreased 8.1% to $70.0 million for the period ended December 31, 2008 from $76.2 million in the 2007 period. Earnings per share were $0.73 in 2008 compared to $0.78 in 2007 period.

For the quarter, Heartland Express, Inc. (the "Company") posted an operating ratio (operating expenses as a percentage of operating revenues) of 79.8% and a 13.6% net margin (net income as a percentage of operating revenues) compared to 83.9% and 10.9% for the same period of 2007. The Company reported an operating ratio of 84.3% and an 11.2% net margin for the year ended December 31, 2008 compared to 81.3% and 12.9% for the same period of 2007. The fourth quarter operating ratio was favorably impacted by a decrease in net fuel costs and an increase in the amount of gains on disposals of property and equipment. The Company ended the fourth quarter with cash, cash equivalents, short-term and long-term investments of $228.0 million, a $33.1 million increase from the $194.9 million reported on December 31, 2007. The Company's balance sheet continues to be debt-free.

Freight demand in the fourth quarter was down. Many in our industry hoped for an increase in freight volumes historically experienced from fall through Christmas, however, excess capacity and the continued economic downturn presented our industry with unprecedented negative freight trends throughout the quarter. The first quarter is off to a dismal start. Freight volumes have continued to decline from those experienced in the fourth quarter. With the current economic environment we believe freight volumes are not likely to improve in the near term. Given the recent trends and current economic conditions, the Company is prepared to downsize its fleet through attrition if the demand for freight services worsens.

The decline in freight volumes comes on the heels of high fuel prices which were unprecedented in the second quarter and early third quarter of 2008. As fuel prices increased it became clear fuel surcharges originally instituted to shelter carriers from fuel spikes were not sufficient with Heartland's operating ratio being driven into the mid 80's. High fuel prices, a tightening economy, and tight credit drove many in the industry to bankruptcy. The precipitous decline in fuel beginning in the third quarter provided needed cost relief to many. Though fuel cost has recently declined it remains high compared to past years. This along with the harsh realities of declining freight volumes will make it an even tougher operating environment and more difficult for the weaker carriers to survive.

Current financial and operating results stand as a testimony of Heartland's strength and determination to meet the challenges in the industry while striving to be the "Provider of choice when it comes to Service". The operating environment has become significantly more difficult, however the Company remains committed to maintaining the core values which defines the Company. During these difficult economic times the Company is characteristically focused on managing cost, improving efficiencies, and customer service in preparation for the rebound in the economy and industry consolidation.

As of December 31, 2008, all of the Company's $171.1 million long-term investments continue to be invested in auction rate student loan educational bonds backed by the U.S. government and continue to be associated with unsuccessful auctions. The Company's average rate of return on these investments continues to exceed the current rates of return on other AAA rated, short-term, tax free security investment options. During the fourth quarter the Company received $9.5 million in calls, at par, of these investments. There were not any significant changes in the status of the fair value during the quarter ended December 31, 2008.

The Company took delivery of 378 new tractors and 152 new trailers in the fourth quarter. The tractor fleet upgrade is expected to continue in 2009 with the purchase of approximately 1,025 International ProStar tractors. As announced in the third quarter, the Company purchased a terminal location near Dallas, Texas and property renovations have been completed. The start up of this new regional operation and shop facility began in January.

The Company repurchased 2.7 million shares of its common stock on the open market during the year, including 1.9 million shares in the fourth quarter. The total purchase price for these shares was $36.4 million. During the quarter, Heartland Express declared a regular quarterly cash dividend. The quarterly dividend of approximately $1.9 million at the rate of $0.02 per share was paid on December 23, 2008 to shareholders of record at the close of business on December 12, 2008. The Company has now paid cash dividends of $232.3 million over the past twenty-two consecutive quarters which includes the special dividend of $2.00 per share during the second quarter of 2007.

On October 14, 2008, Forbes magazine named Heartland Express one of the "Best 200 Small Companies in America." The Company has been recognized seventeen times during its twenty two years as a public company, and has made the list the past seven consecutive years. In addition, in 2008 the Company was recognized with nineteen customer service awards. Also, for the sixth consecutive year the Company received the dry van Quest for Quality award from Logistics Management. These awards exemplify the quality of service provided to our customers.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

                        Contact: Heartland Express, Inc.
                             Mike Gerdin, President
                      John Cosaert, Chief Financial Officer
                                  319-626-3600

                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                    (in thousands, except per share amounts)

                                      Three months ended    Twelve months ended
                                          December 31,         December 31,
                                        2008      2007       2008        2007
                                     ---------  ---------  ---------  ---------

OPERATING REVENUE ................   $ 142,023  $ 152,786  $ 625,600  $ 591,893
                                     ---------  ---------  ---------  ---------

OPERATING EXPENSES:

   Salaries, wages, benefits......   $  49,346  $  49,243  $ 197,992  $ 196,303

   Rent and purchased trans-
     portation ...................       3,728      5,304     18,703     21,421

   Fuel ..........................      35,322     47,029    204,708    164,285

   Operations and maintenance.....       3,208      2,357     15,575     12,314

   Operating taxes and licenses...       2,409      2,283      9,317      9,454

   Insurance and claims ..........       7,070      4,006     24,307     18,110

   Communications and utilities...         901        992      3,693      3,857

   Depreciation ..................      13,529     12,532     46,109     48,478

   Other operating expenses ......       3,880      4,344     16,807     17,380

   (Gain) loss on disposal of
     property & equipment ........      (6,026)       113     (9,558)   (10,159)
                                     ---------  ---------  ---------  ---------
                                       113,367    128,203    527,653    481,443
                                     ---------  ---------  ---------  ---------
           Operating income ......      28,656     24,583     97,947    110,450

   Interest income ...............       2,090      2,322      9,132     10,285
                                     ---------  ---------  ---------  ---------
   Income before income taxes ....      30,746     26,905    107,079    120,735

   Federal and state income taxes.      11,395     10,274     37,111     44,565
                                     ---------  ---------  ---------  ---------
   Net income ....................   $  19,351  $  16,631  $  69,968  $  76,170
                                     =========  =========  =========  =========

   Earnings per share ............   $    0.20  $    0.17  $    0.73  $    0.78
                                     =========  =========  =========  =========
   Weighted average shares
     outstanding .................      95,076     96,953     95,900     97,735
                                     =========  =========  =========  =========

   Dividends declared per share ..   $    0.02  $    0.02  $    0.08  $    2.08
                                     =========  =========  =========  =========



                             HEARTLAND EXPRESS, INC.
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (in thousands, except per share amounts)

                                                    December 31, December 31,
ASSETS                                                 2008         2007
                                                     ---------    ---------

CURRENT ASSETS
     Cash and cash equivalents ...................   $  56,651    $   7,960
     Short-term investments ......................         241      186,944
     Trade receivables, net ......................      36,803       44,359
     Prepaid tires ...............................       6,449        4,764
     Other current assets ........................       2,834        3,391
     Income tax receivable .......................        --             57
     Deferred income taxes .......................      35,650       30,443
                                                     ---------    ---------
                  Total current assets ...........     138,628      277,918
                                                     ---------    ---------

PROPERTY AND EQUIPMENT ...........................     389,561      370,358
     Less accumulated depreciation ...............     151,881      132,545
                                                     ---------    ---------
                                                       237,680      237,813
LONG-TERM INVESTMENTS ............................     171,122        --
OTHER ASSETS .....................................      10,284       10,563
                                                     ---------    ---------
                                                     $ 557,714    $ 526,294
                                                     =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable & accrued liabilities ......   $  10,338    $  13,073
     Compensation & benefits .....................      15,862       14,699
     Income taxes payable ........................         452         --
     Insurance accruals ..........................      70,546       60,882
     Other accruals ..............................       7,498        6,718
                                                     ---------    ---------
             Total current liabilities ...........     104,696       95,372
                                                     ---------    ---------

LONG-TERM LIABILITIES
     Income taxes payable ........................      35,264       37,593
     Deferred income taxes .......................      57,715       50,570
                                                     ---------    ---------
                                                        92,979       88,163
                                                     ---------    ---------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
      Preferred stock, $0.01 par value; authorized
       5,000 shares, none issued .................        --           --
     Capital stock: common, $0.01 par value;
     authorized 395,000 shares; issued and
     outstanding 94,229 in 2008, 96,949 in 2007 ..         942          970
     Additional paid-in capital ..................         439          439
     Retained earnings ...........................     367,281      341,350
     Accumulated other comprehensive loss ........      (8,623)        --
                                                     ---------    ---------
                                                       360,039      342,759
                                                     ---------    ---------
                                                     $ 557,714    $ 526,294
                                                     =========    =========